EXHIBIT 10.23

                                  AMENDMENT TO
                             COVEST BANCSHARES, INC.
                              EMPLOYMENT AGREEMENT


	THIS "AMENDMENT" is made effective as of May 30, 2002, by and between CoVest Bancshares, Inc. (the "Company"), COVEST BANC, NATIONAL ASSOCIATION (the "Bank") and PAUL A. LARSEN ("Executive").

                               W I T N E S S E T H
	WHEREAS, Company, Bank and Executive have previously entered in that certain Employment Agreement effective as of April 27, 1999 (the
"Agreement"); and
	WHEREAS, Company, Bank and Executive wish to amend the Agreement to extend certain benefits to the Executive; and
	WHEREAS, the Board of Directors of the Company has authorized amendment and renewal of the Agreement.
	NOW THEREFORE, in consideration of the promises and mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which consideration is mutually acknowledged by the parties, it is hereby agreed as follows:
1. The Period of Employment is extended for twelve (12) additional months as of April 27, 2002.
2. Section 3(e) is amended by adding the following to the end of such section:

	"Notwithstanding the foregoing, in the event of the termination of the Executive's employment with the Company and the Bank under circumstances constituting an Event of Termination (as defined in Paragraph 4(b) below), the Company, or its successor, shall: (i) continue Executive's health insurance coverage comparable to his coverage as of the date of termination of Executive's until Executive attains age sixty-five (65); (ii) shall not require Executive to pay any greater amount of the premium for such coverage as Executive shall be paying as of the date of his termination of employment; and (iii) shall permit Executive to add dependents to such coverage at the same cost, if any, paid by similarly situated senior executives for dependent coverage.

	IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed at Des Plaines, Illinois on the date above set forth.

COVEST BANCSHARES, INC.


By:
Its President and Chief Executive Officer


COVEST BANC, NATIONAL ASSOCIATION


By:
Its President and Chief Executive Officer


PAUL A. LARSEN



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